Exhibit 99.32

Sangui BioTech International, Inc.
1393 North Bennett Circle
Farmington, Utah 84025

c/o SanguiBioTech GmbH
Alfred-Herrhausen-Str. 44
58455 Witten

CHITOSKIN export gains momentum

Biggest wound pad order so far destined for distribution in another EU member country

Witten, Germany, January 26, 2006 - Karl Beese GmbH & Co., leading medical products distributor headquartered in Barsbüttel, Germany, has placed an order with Sangui GmbH amounting to a total of 70.000 CHITOSKIN wound pads. The products are due to be delivered in two equal batches, the first one in February, the second one in July, 2006. The wound pads, currently available in germany and the Netherlands, will be sold to hospitals, physicians and other medical institutions in another member country of the European Union. A contract to this effect has been signed between Beese and a local partner company. This is the biggest single wound pad order received by Sangui so far. The order is part of Sangui's exclusive cooperation with Karl Beese GmbH & Co.

CHITOSKIN is a Sangui developped innovative wound pad with advanced wound healing properties. Sangui currently is in the process of investigating into additional appliances of this technology including new ways to treat fresh, bleeding wounds and extended sales opportunities including the consumer market. Talks with industry partners aiming at a business cooperation to this effect have been initiated.

SanguiBioTech GmbH is a wholly owned subsidiary of Sangui BioTech International, Inc. (www.pinksheets.com: SGBI).

For more information please contact:

Joachim Fleing
Phone: +49 (160) 741 27 17
Fax: +49 (2302) 915 191
e-mail: fleing@sangui.de

Some of the statements contained in this news release discuss future expectations, contain projection of results of operation or financial condition or state other “forward-looking” information.  These statements are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from those contemplated by the statements.  The forward-looking information is based on various factors and is derived using numerous assumptions.  Important factors that may cause actual results to differ from projections include, among many others, the ability of the Company to raise sufficient capital to meet operating requirement.

Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements.  Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.